Form N-SAR, Sub-Item 77D
Policies with respect to security investments

NUVEEN STRATEGY AGGRESSIVE GROWTH ALLOCATION FUND
NUVEEN STRATEGY GROWTH ALLOCATION FUND
NUVEEN STRATEGY BALANCED ALLOCATION FUND
NUVEEN STRATEGY CONSERVATIVE ALLOCATION FUND, each a Series of
Nuveen Strategy Funds, Inc.

811-07687

On February 7, 2014, notifications of each Funds changes in investments in underlying funds that provide investment exposure to the performance of commodities were filed as a 497 (supplement) to the Funds prospectus. A copy of the supplement is contained in the Form 497 filing on February 7, 2014, accession number 0001193125-14-040333 and is herein incorporated by reference
as an exhibit to the Sub-Item 77D of Form N-SAR.